Execution Version
THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE TRANSFER OF THIS SECURITY IS ALSO SUBJECT TO THE CONDITIONS SPECIFIED IN THE SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT, DATED AS OF APRIL 18, 2023, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN MYND.AI, INC. (THE “COMPANY”) AND THE PURCHASER PARTY THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.
MYND.AI, INC.

CONVERTIBLE PROMISSORY NOTE
December 13, 2023    US$65,000,000
Mynd.ai, Inc., a Cayman Islands exempted company with limited liability and formerly known as Gravitas Education Holdings, Inc. (the “Company”), hereby promises to pay to the order of Nurture Education Cayman Limited, an exempted company incorporated with limited liability and validly existing under the Laws of the Cayman Islands (the “Purchaser”) or its transferees, the principal amount of Sixty-Five Million Dollars (US$65,000,000). This Note is being issued pursuant to a Senior Secured Convertible Note Purchase Agreement, dated as of April 18, 2023 (as may be amended, restated, supplemented or otherwise modified, the “Purchase Agreement”), between the Company and the Purchaser. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.
ARTICLE I

DEFINED TERMS
The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Article I. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article I include the plural as well as the singular.
“Additional Amounts” shall have the meaning specified in Section 6.1.
“Additional Notes” shall have the meaning specified in Section 2.2.
“ADSs” shall have the meaning specified in Section 3.2.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person and (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s officers or directors (or Persons functioning in substantially similar roles).
“Agent” means Wilmington Savings Fund Society, FSB.
“Asset Acquisition” means (a) an investment by the Company or any subsidiary in any other Person pursuant to which such Person shall become a subsidiary of the Company or shall be merged into or consolidated with the Company or any subsidiary of the Company, or (b) an acquisition by the Company or any subsidiary of the Company of the property and assets of any Person other than the Company or any subsidiary of the Company that constitute substantially all of a division or line of business of such Person.
“Asset Sale” means (a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale/leaseback transaction) of the Company or any subsidiary, or (b) the issuance or sale of equity interests of any subsidiary of the Company (other than (x) to a Group Company or (y) in connection with the convertible securities outstanding as of the Closing Date or permitted to be incurred pursuant to the terms of the Notes).
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person accounted for as a capital lease.
“BOA Loan Agreements” shall mean Loan and Security Agreement dated as of June 25, 2018, by and among Guarantor, Promethean Inc., Promethean Limited and BANK OF AMERICA, N.A. (including all annexes, exhibits and schedules thereto and documents referenced therein) and the related security and ancillary agreements, as from time to time amended, restated, supplemented or otherwise modified.
“Board of Directors” shall have the meaning specified in Section 5.3(a).
“Closing Sale Price” means the price per share of the ADS as of the close of trading on any Trading Day as reported by the Exchange.
“Company” shall have the meaning specified in the preamble.
“Conversion Date” shall have the meaning specified in Section 5.1(c).
“Conversion Rate” shall have the meaning specified in Section 5.2.
“Conversion Securities” shall have the meaning specified in Section 6.5.
“Default Rate” means a rate of interest per annum that is 2.0% above the rate of interest stated in Section 2.1, with respect to cash payments only.
“Deposit Agreement” means the Deposit Agreement dated as of September 26, 2017 among the Company, Citibank, N.A., as depositary, and the owners and holders from time to time of the ADSs issued thereunder, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Depositary” means Citibank, N.A., as depositary under the Deposit Agreement.

“Distributed Assets” shall have the meaning specified in Section 5.3(d).
“Early Repurchase Event” means the date of a redemption pursuant to Section 3.3 or a repurchase of the Notes following a Make Whole Fundamental Change.
“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Company and its subsidiaries before taxation (excluding the results from discontinued operations):
(a)    before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalized by the Company and its subsidiaries (calculated on a consolidated basis) in respect of the Relevant Period;
(b)     not including any accrued interest owing to the Company or any of its subsidiaries;
(c)     after adding back any amount attributable to the amortization, depreciation or impairment of assets of the Company or any of its subsidiaries; and
(d)    before taking into account any exceptional, one-off, non-recurring or extraordinary items;
in each case, to the extent added, deducted, or taken into account, as the case may be, for the purposes of determining operating profits of the Company and its subsidiaries (calculated on a consolidated basis), before taxation.
“Event of Default” shall have the meaning specified in Section 4.1.
“Exchange” means a Qualified Stock Exchange.
“Existing Working Capital Facilities” shall mean working capital facilities of the Company and its subsidiaries that are existing as of the Closing Date and any replacements or refinancings thereof, including but not limited to, the loans incurred pursuant to BOA Loan Agreements. All Existing Working Capital Facilities are listed on Schedule 1 hereto.
“Expiration Date” shall have the meaning specified in Section 5.3(f).
“Expiration Time” shall have the meaning specified in Section 5.3(f).
“Financial Half-Year” means the period commencing on the day after one Half-Year Date and ending on the next Half-Year Date.
“Financial Year” means the annual accounting period for the Company.
“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached hereto as Exhibit 1.
“Fundamental Change” means the occurrence of any of the following:
(a)    except as described in clause (b) below, (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries, the employee benefit plans of the Company and its Subsidiaries and any Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s ordinary share capital (including ordinary share capital held in the form of ADSs) representing more than 50% of the voting power of the Company’s ordinary share capital or (B) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the Company’s then outstanding Ordinary Shares (including Ordinary Shares held in the form of ADSs);
(b)    the consummation of (A) any recapitalization, reclassification or change of the Ordinary Shares or the ADSs (other than changes resulting from a subdivision or combination) as a result of which the Ordinary Shares or the ADSs would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company or any similar transaction pursuant to which the Ordinary Shares or the ADSs will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries and consolidated affiliated entities, taken as a whole, to any Person other than one of the Company’s Subsidiaries or consolidated affiliated entities; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s ordinary share capital immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of ordinary shares of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-à-vis each other as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
(c)    the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;
(d)    trading of the ADSs (or Ordinary Shares or other common equity then underlying the Note) has been generally suspended for more than 10 business days (excluding any market conditions of general applicability that might cause trading to be suspended) for any reason (other than as a result of any suspension affecting markets generally), or the ADSs cease to be listed or quoted on a Qualified Stock Exchange; or
(e)    any change in or amendment to the laws, regulations and rules or the official interpretation or official application thereof (a “Change in Law”) that results in (x) the Company, its subsidiaries and its consolidated affiliated entities (collectively, the “Company Group”) (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Company Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the Company’s consolidated financial statements for the most recent fiscal quarter and (y) the Company being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Company Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the Company’s consolidated financial statements for the most recent fiscal quarter.
“Group Companies” mean the Company and its subsidiaries.
“Guarantor” means Promethean World Limited.
“Guaranty” means the guaranty made by Guarantor in favour of the Agent dated December 13, 2023, as may be amended, restated, supplemented or otherwise modified from time to time.

“Half-Year Date” means June 30 and December 31 of each year.
“Indebtedness” means for any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in the accounting treatment of such Person:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such instruments or agreements support financial, rather than performance, obligations; for the avoidance of doubt, performance bonds issued for the account of such Person in the ordinary course of business shall be excluded from “Indebtedness;”
(c)    net obligations of such Person under any Swap Contract (excluding obligations under Swap Contracts relating solely to the Notes);
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 120 days (unless being disputed in good faith by appropriate legal proceedings and for which reserves have been established) after the date on which such trade account payable was due and payable, the “Trade Payables”);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations; and
(h)    (without double counting) all guaranties of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For the avoidance of doubt, the Indebtedness of any Person shall not include any Trade Payables.
“Initial Conversion Price” means 115% of the “GEHI Per Share Value” as defined under the Merger Agreement, which is $2.0226 (the product of 115% and $1.7588).
“Interest Payment Date” shall have the meaning specified in Section 2.1.
“Legal Reservations” shall mean:
(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)    the time barring of claims under any applicable law of any relevant jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim; and
(c)    similar principles, rights and defenses under the laws of any relevant jurisdiction.
“Majority Noteholders” means a holder or holders of Notes representing more than 50% of the total principal amount of all of the Notes outstanding at the relevant time.
“Make Whole Fundamental Change” means the occurrence of any Fundamental Change contemplated by clauses (a), (b), (d) or (e) of the definition thereof.
“Make Whole Premium” means the aggregate amount of cash interest and PIK interest that would be payable from the date of either (a) the Early Repurchase Event or (b) an acceleration of the Note pursuant to Section 4.2 due to an Event of Default contemplated under Section 4.1(a), Section 4.1(c), Section 4.1(e) or Section 4.1(f), as applicable, until the Maturity Date assuming that such Early Repurchase Event or acceleration had not occurred and cash interest and PIK interest continued to accrue and be paid up to the Maturity Date.
“Merger Event” shall have the meaning specified in Section 5.4.
“Notes” shall have the meaning specified in Section 2.2.
“Ordinary Shares” shall have the meaning specified in Section 3.2.
“Perfection Requirements” shall mean any and all registrations, filings, notarisations, notices, payment of stamp, registration, notarial or other similar taxes or fees and other actions and steps required to be made in any applicable jurisdiction in order to perfect security interests created by the Share Charge Agreement or in order to achieve the relevant priority for such security interests.
“Permitted Debt” means (a) the Existing Working Capital Facilities; (b) Indebtedness incurred for financing of acquisitions by the Company and its subsidiaries and (c) any other Indebtedness incurred for other purposes; provided that Indebtedness under item (b) or item (c) is permitted only if after incurrence of such Indebtedness, the ratio of the total Indebtedness of the Company (which shall include the outstanding amount under the Note and all Permitted Debt, but exclude any outstanding amount under Existing Working Capital Facilities (as may be amended from time to time in accordance with the terms of the Note)) to the Company’s EBITDA for the most recent 12 months before the date of such incurrence does not exceed 3:1.
“Permitted Holder” means NetDragon Websoft Holdings Limited, and any other respective “Person” or “group” subject to aggregation of share capital with NetDragon Websoft Holdings Limited under Section 13(d) of the Exchange Act.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
“Purchase Agreement” shall have the meaning specified in the preamble.
“Purchaser” shall have the meaning specified in the preamble.
"Qualified Stock Exchange” means any of the New York Stock Exchange, NYSE American or any tier of the Nasdaq Stock Market.

“Reference Price” shall have the meaning specified in Section 5.5.
“Reference Property” shall have the meaning specified in Section 5.4.
“Relevant Period” means each period of twelve months, or such shorter period commencing on the Closing Date, ending on or about the last day of the Financial Year and each period of twelve months thereafter ending on or about the last day of each Financial Half-Year.
“Relevant Securities” shall have the meaning specified in Section 5.3(g).
“Relevant Taxing Jurisdiction” shall have the meaning specified in Section 6.1.
“Required Holders” means the holders of two thirds of the aggregate principal amount of the Notes then outstanding.
“Reset Date” shall have the meaning specified in Section 5.5.
“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.
“Securities Act” shall have the meaning specified in the legend above.
“Share Charge Agreement” means the share charge agreement between Elmtree Inc. and the Agent in respect of a charge over shares in the Guarantor dated December 13, 2023, as may be amended, restated, supplemented or otherwise modified from time to time.
“Spin-Off” shall have the meaning specified in Section 5.3(d).
“Spin-Off Valuation Period” shall have the meaning specified in Section 5.3(d).
“Successor Company” shall have the meaning specified in Section 13.1.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such

Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Trading Day” means a day on which the principal U.S. securities exchange on which the ADSs (or Ordinary Shares) listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Trigger Event” shall have the meaning specified in Section 5.3(d).
“Underlying Shares” shall have the meaning specified in Section 5.1(d)(i).
“US$” or “$” refers to United States dollars, the lawful currency of the United States.
“Volume Weighted Average Closing Price” means, with respect to any consecutive 40-Trading Day period, the sum of the Weighted Closing Prices for each trading day during such period, where:
“Weighted Closing Price” for a trading day occurring during a consecutive 40-Trading Day period shall equal (i) the Closing Sale Price for such trading day, multiplied by (ii) the Weighting for such trading day.

“Weighting” for a trading day occurring during a consecutive 40-Trading Day period shall equal (i) the Daily Trading Volume for such trading day divided by (ii) the Aggregate Trading Volume for such period.

“Daily Trading Volume” for a trading day shall equal the aggregate volume, as reported by the Exchange, of ADS traded during such day (including at the close) on the Exchange.

“Aggregate Trading Volume” for a consecutive 40-Trading Day period shall equal the sum of the Daily Trading Volumes for each trading day during such period.

ARTICLE II

PAYMENT OF INTEREST
Section 1.1Cash Interest Payments. Cash interest shall accrue on the principal amount of the Note (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) at a rate equal to 5.00% per annum. The Company shall pay to the holder of this Note all accrued interest in cash semiannually on each June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing on June 15, 2023 and including December 13, 2028, which is the final maturity date of this Note (the “Maturity Date”); provided, however, that the Company shall pay, or cause to be paid, amounts due pursuant to this Section 2.1 with respect to the first two Interest Payment Dates on the Closing Date (or promptly after Closing Date to the extent mutually agreed between the Company and Purchaser). Interest shall accrue on any principal payment due under this Note until such time as payment therefor is actually delivered to the holder of this Note; provided that if any portion of the principal amount is duly converted into Conversion Securities pursuant to and in accordance with the Note, cash interest shall cease to accrue on the portion of the principal amount being converted.
Section 1.2PIK Interest Payments. PIK interest shall accrue on the principal amount of the Note (in each case compound on the basis of a 365/366-day year and the actual number of days elapsed in any year) at a rate equal to 5.00% per annum. PIK interest will be payable by issuing additional notes (the “Additional Notes” and, together with the Note issued on the Closing Date, the “Notes”) in an amount equal to the applicable amount of PIK interest for the interest period (rounded down to the nearest whole dollar). Not later than 10 business days prior to the relevant Interest Payment Date, the Company shall deliver to the Paying Agent the required amount of Additional Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such Additional Notes to each registered holder. All Additional Notes issued pursuant to an interest payment as described above will mature on the same date as the Note issued on the Closing Date. The Additional Notes shall have the same rights and benefits as the Note issued on the Closing Date, shall accrue interest on the same terms as the Note and shall be treated together with the Note as a single class for all purposes. PIK interest on the Notes for the final scheduled interest period shall be payable in cash on the Maturity Date or otherwise upon early repayment of the Notes. If any portion of the principal amount is duly converted into Conversion Securities pursuant to and in accordance with the Note, PIK interest shall cease to accrue on the portion of the principal amount being converted. For the avoidance of doubt, all references herein to the “Note” shall mean the Note in an outstanding principal amount inclusive of all PIK interest paid thereon in the form of Additional Notes issued pursuant to this Section 2.2.
Section 1.3Payment of Interest Upon Conversion. Accrued and unpaid cash interest and PIK interest that would have been payable on the next Interest Payment Date will not be payable with respect to any portion of the Note submitted for conversion prior to such Interest Payment Date except for (i) a Note submitted for conversion after June 15, 2028 (the last Interest Payment Date prior to maturity of the Note); (ii) if a Fundamental Change has occurred and the Note is submitted for conversion prior to the last day that the Note may be submitted for repurchase pursuant to Section 6.3; or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to the Note.
ARTICLE III

PAYMENT OF PRINCIPAL ON NOTE
Section 1.1Scheduled Payment. Unless converted as set forth below, the principal amount (including any accrued and unpaid interest) of this Note shall be due and payable on December 13, 2028.
Section 1.2Conversion. Notwithstanding any provision contained in this Article III, the holder of this Note may convert, indirectly through the procedure set forth Section 5.1(c), all or any portion of the outstanding principal amount (including any accrued and unpaid interest) of this Note into ordinary shares of the Company, par value US$0.001 per share (“Ordinary Shares”), in accordance with Article V, until such time as the outstanding principal amount (including any accrued and unpaid interest) has been paid in full. Subject to terms of Section 5, at the option of the holder of the Note, the Ordinary Shares deliverable upon conversion may be delivered in the form of the Company’s American Depository Shares (“ADSs”), each representing ten Ordinary Share.
Section 1.3Optional Redemption. At any time and from time to time following the third anniversary of the Closing Date, the Company may, at its option, redeem all or any portion of the Notes then outstanding at a redemption price equal to (i) 100% outstanding principal amount (ii) plus accrued and unpaid interest (calculated to the redemption date) plus (iii) the Make Whole Premium. The Company will provide notice of such redemption to the Agent at least 30 Trading Days and no more than 60 Trading Days before the date of such redemption.

ARTICLE IV

EVENTS OF DEFAULT; REMEDIES ON DEFAULT
Section 1.1Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of principal or interest on the Note when the same becomes due and payable, whether at maturity, an Interest Payment Date or at a date fixed for prepayment or by declaration or otherwise and such failure to pay is not cured within three (3) business days after the occurrence thereof; or
(b)the Company defaults in the performance of, or compliance with, any material term contained in any Bond Document and the default is not remedied (if capable of being remedied) within forty five (45) days after the Company receives written notice of the default from the holder of the Note; or
(c)the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (v) is adjudicated as insolvent or to be liquidated; or
(d)the Company or any subsidiary of the Company fails to pay principal when due (whether at stated maturity or otherwise) or an uncured default exists that results in the acceleration of maturity of any indebtedness for borrowed money of the Company or any subsidiary of the Company in an aggregate amount in excess of US$10,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within the longer of (i) ninety (90) days and (ii) any applicable cure period set forth in the relevant agreement or instrument; or
(e)one or more final non-appealable judgments for the payment of money in any aggregate amount in excess of US$10,000,000 shall be rendered against the Company or any subsidiary of the Company and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any subsidiary of the Company to enforce any such judgment;
(f)a court or governmental authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days; or
(g)(i) the Guaranty or the Share Charge Agreement ceases to be in full force and effect, subject to Legal Reservations and Perfection Requirements (for so long as the Perfection Requirements are not overdue in accordance with the terms of the Guaranty or the Share Charge Agreement); (ii) the Company, the Guarantor, the Chargor or any other Person contests in writing the validity or enforceability of the Guaranty or the Share Charge Agreement to which it is a party; or (iii) the Company, the Guarantor, or the Chargor or any other Person denies in writing that it has any or further liability or obligation under the Guaranty or the Share

Charge Agreement to which it is a party, or purports in writing to revoke, terminate or rescind the Guaranty or the Share Charge Agreement.
Section 1.2Acceleration.
(a)If an Event of Default with respect to the Company described in Section 4.1 has occurred, the Note shall automatically become immediately due and payable, and the Note will forthwith mature and the entire unpaid principal amount together with all accrued and unpaid interest, and the applicable Make Whole Premium shall all be immediately due and payable.
(b)Upon the Note becoming due and payable under this Section 4.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount (including any accrued and unpaid interest, which shall accrue at the Default Rate from the date on which the Note became due and payable under this Section 4.2, and in the case of an Event of Default contemplated under Section 4.1(a), Section 4.1(c), Section 4.1(e) or Section 4.1(f), together with the applicable Make Whole Premium) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
Section 1.3Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 4.2, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 1.4No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. The Company shall pay the principal amount (including any accrued and unpaid interest) of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by any Bond Document upon the holder of this Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Article IV, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
ARTICLE V

CONVERSION
Section 1.1Conversion Procedure.
(a)At any time prior to the payment of this Note in full, the holder of this Note may convert all or any portion of the outstanding principal amount this Note into a number of Ordinary Shares equal to the product obtained by dividing (i) the portion of the principal amount designated by such holder to be converted, by (ii) the Conversion Rate then in effect. After the date on which (x) the Ordinary Shares deliverable upon conversion have been registered in accordance with terms of the Bond Documents or (y) the holder of this Note is permitted to sell the Ordinary Shares deliverable upon conversion under Rule 144 (or any other exemption from registration) under the Securities Act without limitation on the amount of securities sold or the manner of sale, if the Company has ADSs traded on the Exchange, the Ordinary Shares deliverable upon conversion shall, at the request of the holder of this Note, be delivered in the form of ADSs. For the avoidance of doubt, the Company shall not have any obligation to deliver the Ordinary Shares upon conversion in the form of ADSs if at that time the Company’s ADSs are not then listed for trading on a Qualified Stock Exchange.
(b)Before any holder of this Note shall be entitled to covert this Note as set forth above, such holder shall complete, manually sign, and deliver an irrevocable notice to the Agent as set forth in the Form of Notice of Conversion (or a facsimile, PDF or other electronic transmission thereof) at the office of the Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such holder wishes the certificate or certificates for any Ordinary Shares or ADSs to be delivered upon settlement.
(c)Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note or any portion thereof has been surrendered for conversion at the principal office of the Company (the “Conversion Date”). At such time as such conversion has been effected, the rights of the holder of this Note as such holder to the extent of the conversion shall cease, and the Person or Persons in whose name or names the Ordinary Shares (or ADSs, if applicable) are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the securities represented thereby.
(d)As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of clause (i) below), the holder of this Note shall subscribe for the number of Ordinary Shares issuable upon conversion (in whole or in part) of this Note, and the Company shall do the following:
(i)register the issuance to the converting holder of the number of Ordinary Shares issuable upon conversion (in whole or in part) of this Note (the “Underlying Shares”) in the Company’s share transfer registry;
(ii)issue the Underlying Shares and, if so requested by the holder of the Note, deposit such Underlying Shares with the Depositary, in the name and on behalf of the holder of the Note;
(iii)if so requested by the holder of the Note, cause the Depositary to issue and deliver to the converting holder certificates or a book-entry transfer for the number of ADSs to which the holder shall be entitled against deposit of the Underlying Shares, pursuant to the Deposit Agreement; and
(iv)deliver to the converting holder a new Note representing any portion of the principal amount that was represented by the Note surrendered to the Company in connection with such conversion, but which was not converted or which could not be converted because it would have required the issuance of a fractional Ordinary Share.
The converting holder shall cooperate with the Company and, if applicable, the Depositary or the share registrar for the Ordinary Shares to facilitate the process outlined above, including through the execution of a subscription form for the Ordinary Shares satisfactory to the converting holder and, if applicable, the execution of a power of attorney authorizing the Company to deliver the Underlying Shares to the converting holder or the Depositary on such holder’s behalf and the converting holder providing such representations, certificates or other documentation as may be reasonably required in connection with such delivery.

(e)The issuance of the Underlying Shares and, if applicable, ADSs upon conversion of this Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Underlying Shares or ADSs, unless the tax is due because the holder requests such Underlying Shares or ADSs to be issued in a name other than the holder’s name, in which case the holder shall pay the tax. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Ordinary Shares and ADSs issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.
(f)To the extent commercially practicable and consistent with the Company’s requirements in respect of establishing entitlement to any distribution or other rights attaching to the ADSs or the Ordinary Shares or as otherwise required by applicable law or regulation, the Company shall not close its books against the transfer of Ordinary Shares or ADSs issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. Notwithstanding the foregoing, if a Conversion Date would otherwise fall during a period in which the register of ADSs or the Ordinary Shares is closed, such Conversion Date will be postponed to the first Trading Day following the expiry such closure.
Section 1.2Conversion Rate. The initial Conversion Rate per $1,000 principal amount of the Note shall be equal to the product of (i) $1,000 divided by (ii) Initial Conversion Price (subject to adjustment as provided in this Article V, the “Conversion Rate”). To address dilution of the conversion rights granted under the Note, the Conversion Rate shall be subject to adjustment from time to time pursuant to Section 5.3. The Conversion Rate will also be subject to adjustment pursuant to Section 5.5 and upon the occurrence of certain Make Whole Fundamental Changes pursuant to Section 6.2.
Section 1.3Adjustments to Conversion Rate. If the number of Ordinary Shares represented by each ADS is changed, after the date of this Note, for any reason other than one or more of the events described in this Section 5.3, the Company shall make an appropriate adjustment to the Conversion Rate such that the number of Ordinary Shares represented by the ADSs upon which conversion of the Note is based remains the same. In addition, the Conversion Rate shall be adjusted from time to time by the Company as follows:
(a)In case the Company shall, at any time or from time to time while the Note is outstanding, pay a dividend in Ordinary Shares (directly or in the form of ADSs) or make a distribution in Ordinary Shares to all or substantially all holders of Ordinary Shares, then the Conversion Rate shall be adjusted based on the following formula:
where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution;
CR1    =    the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;
OS0    =    the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

OS1    =    the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such dividend or distribution.
Any adjustment made pursuant to this Section 5.3(a) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.3(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Company (the “Board of Directors”) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 5.3(a), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include Ordinary Shares held in treasury, if any. The Company will not pay any dividend or make any distribution on Ordinary Shares held in treasury, if any.
(b)In case outstanding Ordinary Shares (directly or in the form of ADSs) shall be subdivided or split into a greater number of Ordinary Shares or combined or reverse split into a smaller number of Ordinary Shares (in each case, other than in connection with a transaction to which Section 5.4 applies), the Conversion Rate shall be adjusted based on the following formula:
where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination;
CR1    =    the Conversion Rate in effect on the effective date of such subdivision or combination;
OS0    =    the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination; and
OS1    =    the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination.
Any adjustment made pursuant to this Section 5.3(b) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.
(c)In case the Company shall issue rights (other than rights issued pursuant to a shareholders’ rights plan or a dividend or distribution on Ordinary Shares in Ordinary Shares as set forth in (a) above) or warrants to all or substantially all holders of its Ordinary Shares (whether direct or in the form of ADSs), other than an issuance in connection with a transaction to which Section 5.4 applies, entitling them to purchase, for a period expiring within forty-five (45) calendar days of the date of issuance, Ordinary Shares (directly or in the form of ADSs) at a price per Ordinary Share less than the average of the Closing Sale Prices of the ADSs divided by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for the distribution, the Conversion Rate shall be adjusted based on the following formula:

where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;
CR1    =    the Conversion Rate in effect on the ex-dividend date for such issuance;
OS0    =    the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;
X    =    the total number of Ordinary Shares issuable (directly or in the form of ADSs) pursuant to such rights or warrants; and
Y    =    the number of Ordinary Shares equal to the quotient of (x) aggregate price payable to exercise such rights or warrants, divided by (y) the average of the Closing Sale Prices of the ADSs during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such issuance.
Any adjustment made pursuant to this Section 5.3(c) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. If any rights or warrants described in this Section 5.3(c) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered. In determining the aggregate price payable to exercise such rights and warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For purposes of this Section 5.3(c), the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include Ordinary Shares held in treasury, if any. The Company will not issue any such rights or warrants in respect of Ordinary Shares held in treasury, if any.
(d)In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding Ordinary Shares (whether direct or in the form of ADSs) of any class of capital stock of the Company or evidences of its indebtedness or assets (including securities, but excluding (i) any dividends or distributions referred to in Section 5.3(a), (ii) any rights or warrants referred to in Section 5.3(c), (iii) any dividends or distributions referred to in Section 5.3(e), (iv) any dividends or distributions in connection with a transaction to which Section 5.4 applies, or (v) any Spin-Offs to which the provisions set forth below in this Section 5.3(d) applies) (any of the foregoing hereinafter in this Section 5.3(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;
CR1    =    the Conversion Rate in effect on the ex-dividend date for such distribution;
SP0    =    the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV    =    the fair market value on the ex-dividend date for such distribution of the Distributed Assets so distributed applicable to one (1) Ordinary Share, as determined in good faith by the Board of Directors.
In the event where there has been a payment of a dividend or other distribution on the Ordinary Shares (directly or in the form of ADSs) or shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or when issued, will be, traded or listed on a Qualified Stock Exchange, then the Conversion Rate shall instead be adjusted based on the following formula:
where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;
CR1    =    the Conversion Rate in effect on the ex-dividend date for such distribution;
FMV0    =    the average of the Closing Sale Prices of the Distributed Assets applicable to one (1) Ordinary Share during the ten consecutive trading day period commencing on and including the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and
MP0    =    the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the Spin-Off Valuation Period.
Any adjustment made pursuant to this Section 5.3(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If any dividend or distribution of the type described in this Section 5.3(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of

Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Rights or warrants distributed by the Company to all holders of Ordinary Shares (whether direct or in the form of ADSs) entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 5.3 (and no adjustment to the Conversion Rate under this Section 5.3 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.3(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.3 was made, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase and (B) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
No adjustment of the Conversion Rate shall be made pursuant to this Section 5.3(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed to a holder upon conversion of this Note.
(e)In case the Company shall pay a dividend or otherwise distribute to all or substantially all holders of its Ordinary Shares (direct or in the form of ADSs) a dividend or other distribution of exclusively cash excluding (i) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) any dividend or distribution in connection with a transaction to which Section 5.4 applies, then the Conversion Rate shall be adjusted based on the following formula:
where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

CR1    =    the Conversion Rate in effect on the ex-dividend date for such dividend or distribution;
SP0    =    the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
DIV    =    the amount in cash per Ordinary Share the Company distributes to holders of its Ordinary Shares.
Any adjustment made pursuant to this Section 5.3(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.3(e) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(f)In case of purchases of the Ordinary Shares (directly or in the form of ADSs) pursuant to a tender offer or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Ordinary Shares (directly or indirectly in the form of ADSs), to the extent that the fair market value, as determined in good faith by the Board of Directors, of cash and any other consideration included in the payment per Ordinary Share (or equivalent payment per Ordinary Share represented by the ADSs) exceeds the Closing Sale Price of the ADSs divided by the number of ADSs then represented by each ADS on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:
where
CR0    =    the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;
CR1    =    the Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Expiration Date;
FMV    =    the fair market value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Ordinary Shares (directly or indirectly in the form of ADSs) validly tendered or exchanged and not withdrawn as of the Expiration Date, as determined in good faith by the Board of Directors;
OS1    =    the number of Ordinary Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), after giving effect to the purchase of all Ordinary Shares or ADSs, as the case may be, accepted for purchase or exchange in such tender or exchange offer;

OS0    =    the number of Ordinary Shares outstanding immediately before the Expiration Time; and
SP1    =    the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period commencing on the trading day immediately after the Expiration Date.
Any adjustment made pursuant to this Section 5.3(f) shall become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the Expiration Date. If the Company, or one of its Subsidiaries, is obligated to purchase Ordinary Shares (directly or indirectly in the form of ADSs) pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting all such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.3(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.3(f).
(g)If and whenever the Company shall issue any Ordinary Shares or ADSs (other than any issuance pursuant to this Note or on the exercise of any other rights, existing as of the date of issuance of the Note, of conversion into, or exchange or subscription for, Ordinary Shares or ADSs) or issue or grant options, warrants or other rights to purchase, subscribe, convert into, exercise or exchange for Ordinary Shares or ADSs (the “Relevant Securities”, which for the purposes of this definition excludes any Ordinary Shares, ADSs, option, warrant or other rights to purchase, subscribe, convert into, exercise or exchange for Ordinary Shares or ADSs issued or granted in accordance with any share incentive plan of the Company), in each case at a consideration per ADS (on an as-converted and as-exercised basis and, in the case of any issuance of Ordinary Shares, such issue price per Ordinary Share multiplied by the applicable number of Ordinary Shares then represented by each ADS) which is less than the Reference Price per ADS, the Conversion Rate shall be adjusted based on the following formula:
where:
CR0 = the Conversion Rate in effect immediately prior to the date of issue of the Relevant Securities;
CR1 = the Conversion Rate in effect as from the date of issue of the Relevant Securities;
A = the number of Ordinary Shares in issue immediately before the issue of the Relevant Securities;
B = the number of Ordinary Shares which the aggregate consideration receivable for the issue of the Relevant Securities would purchase at the price equal to (x) Reference Price, multiplied by (y) the applicable number of Ordinary Shares then represented by each ADS; and
C = the number of Ordinary Shares in issue immediately after the issue of the Relevant Securities, provided that references to the number of Ordinary Shares in the above formula shall include all the Ordinary Shares to be issued assuming that all options, warrants or other rights to purchase, subscribe, convert into, exercise or exchange for Ordinary Shares or ADSs are exercised in full at the initial exercise price on the date of issue of such options, warrants or other rights.
(h)In cases where:
(i)the fair market value, as determined in good faith by the Board of Directors, of Distributed Assets and cash, including with respect to a Spin-Off to which Sections 5.3(d) and 5.3(e) apply, applicable to one (1) Ordinary Share, distributed to holders of the Ordinary Shares (whether direct or in the form of ADSs) equals or exceeds the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, or
(ii)the average of the Closing Sale Prices of the ADSs multiplied by the number of Ordinary Shares then represented by each ADS during the ten (10) consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution exceeds the fair market value, as determined in good faith by the Board of Directors, of such Distributed Assets or cash so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the holder will be entitled to receive upon conversion, in addition to the ADS, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that the holder would have received if the holder had converted this Note immediately prior to the record date for determining the shareholders entitled to receive the distribution.
(i)In addition to those adjustments required by clauses (a)-(h) of this Section 5.3, and to the extent permitted by applicable law and subject to the applicable rules of a Qualified Stock Exchange and any other securities exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) business days if the Board of Directors determines that such increase would be in the Company’s best interest, and the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Ordinary Shares or the ADSs or rights to purchase Ordinary Shares or ADSs in connection with a dividend or distribution of Ordinary Shares or ADSs (or rights to acquire Ordinary Shares or ADSs) or similar event.
(j)All calculations under this Article V shall be made in good faith by the Company in accordance with this Article V, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of an Ordinary Share, as the case may be. No adjustment need be made for rights to purchase Ordinary Shares (directly or indirectly in the form of ADSs) pursuant to a Company plan for reinvestment of dividends or for any issuance of Ordinary Shares (directly or indirectly in the form of ADSs) or convertible or exchangeable securities or, except as provided in this Section 5.3, rights to purchase Ordinary Shares (directly or indirectly in the form of ADSs) or convertible or exchangeable securities. The Company shall certify to the holder that all calculations are made in compliance with this Article V, and shall show the holder in detail the facts upon which such calculations and adjustments were made.
(k)For purposes of this Section 5.3, the number of Ordinary Shares at any time outstanding shall not include Ordinary Shares held in the treasury of the Company but shall include Ordinary Shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares. The Company will not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Company.
(l)Notwithstanding any of the foregoing clauses in this Section 5.3, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.3 (i) if the holder participates in the transaction that would otherwise give rise to adjustment pursuant to this Section 5.3 on an as-converted basis or (ii) solely by reason of the issuance or conversion of any other Notes pursuant to the Bond Documents.
Section 1.4Effect of Recapitalizations, Reclassifications and Changes of the Ordinary Shares.
(a)In the case of:
(i)any recapitalization, reclassification or change of the ADSs or Ordinary Shares (other than changes resulting from a subdivision or combination),
(ii)any consolidation, merger, combination or similar transaction involving the Company,
(iii)any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or
(iv)any statutory share exchange,
in each case, as a result of which the ADS or the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to the Note providing that, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of the Note shall be changed into a right to convert such principal amount of Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of ADSs equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one ADS is entitled to receive) upon such Merger Event; provided, however, that any ADSs that the Company would have been required to deliver upon conversion of the Note shall instead be deliverable in the amount and type of Reference Property that a holder of that number of ADSs would have been entitled to receive in such Merger Event.
If the Merger Event causes the ADSs or Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of holder election), then (i) the Reference Property into which the Note will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of ADSs, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one ADS. If the holders of the ADSs or Ordinary Shares receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per ADS or Ordinary Share, as applicable, in such Merger Event.
Such amendment described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is practicable to the adjustments provided for in this Article V (it being understood that no such adjustments shall be required with respect to any portion of the Reference Property that does not consist of shares of common equity (however evidenced) or depositary receipts in respect thereof). If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the Company or the successor or purchasing Person, as the case may be, in such Merger Event, then such other Person shall also execute such amendment and such amendment shall contain such additional provisions to protect the interests of the holder of the Note.
(b)The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 5.4. None of the foregoing provisions shall affect the right of a holder of a Note to convert its Note pursuant to the terms of the Note.
(c)The above provisions of this Section 5.4 shall similarly apply to successive Merger Events.
Section 1.5Conversion Price Reset. On each of the first anniversary and second anniversary of the Closing Date (each such anniversary, a “Reset Date”), if the Volume Weighted Average Closing Price of the Company’s Ordinary Shares during any consecutive 40-Trading Day period in the 12 months preceding the relevant Reset Date (the “Reference Price”) is below 85% of the Initial Conversion Price, the Conversion Price shall be adjusted to 115% of such Reference Price. If during the 12 months preceding a Reset Date there is more than one consecutive 40-Trading Day period when the Volume Weighted Average Closing Price is below 85% of the Initial Conversion Price, then the Conversion Price for the applicable Reset Date shall be calculated based on the lower of (i) the Volume Weighted Average Closing Price of the most recent applicable 40-Trading Day Period and (ii) the average Volume Weighted Average Closing Price for all applicable 40-Trading Day Periods within the most recent 6 months. Notwithstanding the foregoing, in no event shall the Conversion Price be lower than 60% of the Initial Conversion Price.
Section 1.6Notices.
(a)Immediately upon any adjustment of the Conversion Rate, the Company shall give notice of such adjustment to the Agent setting forth in reasonable detail and certifying the calculation of such adjustment, and the Agent shall send written notice thereof to each holder of this Note. Immediately upon any adjustment of the Conversion Price, the Agent shall send written notice thereof to the Company and each holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.
(b)The Company shall send written notice to the Agent at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Ordinary Shares (whether direct or in the form of ADSs), any subdivision, stock split, reverse stock split or combination, or any tender offer or exchange offer, (ii) with respect to any pro rata subscription offer to holders of Ordinary Shares (whether direct or in the form of ADSs) or (iii) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.
(c)The Company shall also give at least twenty (20) days’ prior written notice to the Agent of the date on which any Fundamental Change, dissolution or liquidation shall take place.

ARTICLE VI

CERTAIN COVENANTS
Section 1.1Additional Amounts.
(a)All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to the Note, including payments of principal, payments of interest and payments of cash and/or deliveries of ADSs (together with payments of cash for any fractional ADS) upon conversion of the Note, shall be made free from any restriction or condition without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for tax purposes, organized or resident or doing business (each, as applicable, a “Relevant Taxing Jurisdiction”) or through which payment is made or deemed made (together with each Relevant Taxing Jurisdiction, a “Relevant Jurisdiction,” and in each case, any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company or any successor to the Company shall pay to the holder such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the Additional Amounts) will equal the amounts that would have been received by such holder had no such withholding or deduction been required; provided that no Additional Amounts shall be payable for or on account of
(i)any tax, duty, assessment or other governmental charge that would not have been imposed but for:
(1)the existence of any present or former connection between the holder of the Note and the Relevant Jurisdiction, other than merely holding such Note or the receipt of payments thereunder, including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;
(2)the failure of the holder to comply with a timely request from the Company or any successor of the Company, addressed to the holder, to provide certification, information, documents or other evidence concerning the holder’s or nationality, residence, identity or connection with the Relevant Jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable; or
(3)the presentation of the Note (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;
(ii)any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge; or
(iii)any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments or deliveries under or with respect to the Note.

(b)If the Company or its successor is required to make any deduction or withholding from any payments or deliveries with respect to the Note, it shall deliver to the holder official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted.
Section 1.2Increase in Conversion Rate Upon a Make Whole Fundamental Change Upon the occurrence of a Make Whole Fundamental Change, the Conversion Rate will be adjusted based on the Make Whole Premium with respect to any conversion requests made by the holder from the date of the announcement by the Company of the event giving rise to the Make Whole Fundamental Change until ten days after the consummation of such event.
Section 1.3Repurchase of the Note Upon a Fundamental Change.
(a)Upon the occurrence of a Fundamental Change, the Company will offer to repurchase the Note at a purchase price of (i) 100% outstanding principal amount plus (ii) accrued and unpaid interest, calculated to the date of repurchase.
(b)The Company will permit the holder of the Note to present the Note for repurchase at any time prior to ten days following the consummation of the event giving rise to the Fundamental Change.
(c)If the Fundamental Change giving rise to the repurchase obligation pursuant to this Section 6.3 is also a Make Whole Fundamental Change, then the Company will permit the holder of the Note to present the Note for repurchase pursuant to this Section 6.3 for as long as the Note may also be converted at an adjusted Conversion Price based on the Make Whole Premium, as contemplated by Section 6.2 and, in such case, the purchase price will be (i) 100% outstanding principal amount, plus (ii) the Make Whole Premium plus (without duplication) (iii) accrued and unpaid interest, calculated to the date of repurchase.
Section 1.4Certain Negative Covenants. So long as any Note remains outstanding, without the consent of the Majority Noteholders, the Company will not and will not permit any of its subsidiaries to,
(a)incur, directly or indirectly, including by refinancing, contingently or otherwise, or otherwise become liable in respect of, or amend the existing terms relating to, any Indebtedness; provided that this section (a) shall not restrict incurrence of any Permitted Debt or amend the existing terms of any Permitted Debt (including but not limited to, change of the amount of the commitment or credit line under such Existing Working Capital Facilities).
(b)directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of the Company or any subsidiary thereof with a fair market value in excess of US$ 5,000,000, other than (i) any transaction or arrangement between or among the Company and Promethean (and its subsidiaries) undertaken in the ordinary course of business and (ii) any employment agreement or directorship agreement between any Group Company and its Affiliates.
(c)consummate any Asset Sale or Asset Acquisition, in each case in a single or series of related transactions, with a value or fair market value in excess of US$20,000,000, except for any sale or acquisition of equipment or inventory made in the ordinary course of trading.
(d)    undertake any capital expenditures (other than capitalized research and development expenses) in excess of US$20,000,000 in any fiscal year.

Section 1.5Certain Securities Matters.
(a)The Company covenants that all Ordinary Shares delivered upon conversion of the Note, and, if applicable, all ADSs representing such Ordinary Shares (such Ordinary Shares and, if applicable, ADSs, the “Conversion Securities”), will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.
(b)The Company covenants that, if any of the Conversion Securities require registration with or approval of any governmental authority under any federal or state law before such Conversion Securities may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the United States Securities Exchange Commission, secure such registration or approval, as the case may be.
(c)The Company further covenants that if at any time Conversion Securities are delivered, such Ordinary Shares or ADSs are listed on a Qualified Stock Exchange the Company will use reasonable best efforts to list and keep listed, so long as the applicable Conversion Securities shall be so listed on such exchange, any Conversion Securities deliverable upon conversion of the Note.
(d)The Company further covenants to take all actions and obtain all approvals and registrations required with respect to the conversion of the Note into Conversion Securities and the issuance of Conversion Securities (including, if applicable, the deposit into the ADS facility, of the Ordinary Shares represented by such ADSs). The Company also undertakes to maintain, as long as any Note is outstanding and the public trading market for the Company’s equity securities is in the form of ADSs, the effectiveness of a registration statement on Form F-6 relating to the ADSs and an adequate number of ADSs available for issuance thereunder such that ADSs can be delivered in accordance with the terms of the Note and the Deposit Agreement upon conversion of the Note in full into ADSs.
(e)If the Ordinary Shares cease to be represented by ADSs issued under a depositary receipt program sponsored by the Company, all references in this Note to the ADSs shall be deemed to have been replaced by a reference to the number of Ordinary Shares (and other property, if any) represented by the ADSs on the last day on which the ADSs represented the Ordinary Shares and as if the Ordinary Shares and the other property had been distributed to holders of the ADSs on that day. In addition, all appropriate adjustments, including adjustments to the Conversion Rate, will be made to reflect such change. In making such adjustments, where currency translations between U.S. dollars and any other currency are required, the exchange rate in effect on the date of determination will apply. The Company shall provide written notice to the Agent upon the occurrence of the foregoing.
Section 1.6Transfers of the Note. (a) Purchaser or any subsequent holder of the Note may transfer all or a portion of the Note, in a single transaction or multiple transactions, to any third party so long as such transfer complies with the legends set forth on the Note and otherwise complies with applicable securities laws. Any transfer of the Note made in violation of this Section 6.6 shall be null and void ab initio and shall not be recorded on the books and records of the Company.
(a)Any holder of the Note seeking to transfer all or a portion of the Note will deliver notice of such intended transfer to the Company and the Agent. Upon receipt of such Notice, the Company will take all action necessary to effect such transfer, including promptly issuing one or more new Notes to such transferees.

(b)In the event that all or a portion of the Note has been transferred to multiple holders, references in the Note to the singular form of “Note” and “holder” shall instead refer to the plural form of such words, mutatis mutandis.
ARTICLE VII

AMENDMENT, WAIVER AND NOTEHOLDERS’ RESOLUTIONS
The provisions of any Note may only be amended with the consent of the holder of the Note, provided that the Company can amend the Note pursuant to Section 5.4 or Article XIII in any manner specifically contemplated by such provisions that does not adversely impact the legal rights of the holder of the Note. Further, neither of the Guaranty Agreement nor the Share Charge Agreement may be amended without the consent of the holders of the Required Holders.
The Company may at any time and shall at the request in writing of Majority Noteholders convene a meeting of holders of the Notes by giving not less than 7 days’ notice (exclusive of the day on which the notice is given and the day on which the meeting is held) thereof to holders of the Notes which notice shall specify the date, time and place of the meeting and shall specify the nature of the resolutions to be proposed. Such meeting shall have power by a resolution passed by the Majority Noteholders or Required Noteholders (as applicable) to, among other things, approve matters contemplated under Section 6.4, sanction any amendment or waiver or compromise or agreement or any arrangement in respect of the rights of the holders against the Company, to do anything required to be done by resolution and to assent to any amendment or abrogation of the provisions of the Notes (including all matters in relation to or in connection with the Bond Documents). A resolution signed by the Majority Noteholders shall be as valid and effectual as if it had been passed at a meeting of holders of the Notes duly convened and held. All resolutions passed at any meeting or resolutions by way of written resolutions or any actions taken by the Majority Noteholders or Required Noteholders (as applicable) shall be binding on all holders of the Notes, whether or not they are present or represented at the meeting. The provisions governing the conduct of meetings are as set out in Exhibit 2 (Provisions Governing Noteholder Meetings) hereto.

ARTICLE VIII

CANCELLATION
After the entire principal amount (including any accrued and unpaid interest) at any time owed on this Note has been paid in full or this Note has been converted in full to Ordinary Shares (or ADSs, as applicable) or other property, this Note shall be surrendered to the Company for cancellation and shall not be reissued.
ARTICLE IX

PAYMENTS
This Note is payable without relief from valuation or appraisement laws. All payments to be made to the holder of the Note shall be made in the lawful money of the United States of America in immediately available funds; provided, that the Company shall not have the right to pre-pay the outstanding principal of any Note without the consent of the holder of the Note.

ARTICLE X

PLACE OF PAYMENT
Payments of principal and interest shall be delivered to the holder at an account to be specified in writing to the Company and the Agent from time to time.
ARTICLE XI

GOVERNING LAW AND DISPUTE RESOLUTION
Section 1.1THIS NOTE AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).
Section 1.2Arbitration.
(a)Any dispute, controversy, difference or claim arising out of or relating to this Note (including without limitation any question regarding its existence, validity, interpretation, performance, breach or termination or any dispute regarding non-contractual obligations arising out of or relating to it) shall be referred to and finally resolved by arbitration in New York before a single arbitrator of the American Arbitration Association (the “AAA”).
(b)The arbitrator shall be selected by application of the rules of the AAA, except that such arbitrator shall be an attorney admitted to practice law in the State of New York. Nothing in this section shall limit a party’s right to obtain an injunction for a breach of the Note from a court of law. Any injunction obtained shall remain in full force and effect until the arbitrator fully adjudicates the dispute.
ARTICLE XII

SUBORDINATION
This Note and the interest accrued under the Note are the senior obligations of the Company and will rank pari passu in right of payment with all other senior and unsubordinated obligations of the Company.
ARTICLE XIII

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE
Section 1.1Company may Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 13.2, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person, unless:
(a)the resulting, surviving or transferee person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and the Successor Company (if not the Company) shall expressly assume, by amendment of the Note all of the obligations of the Company under the Note; and

(b)immediately after giving effect to such transaction, no Event of Default or an event that would become an Event of Default with notice and/or the passage of time shall have occurred and be continuing.
For purposes of this Section 13.1, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

Section 1.2Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company by amendment to the Note of the due and punctual payment of the principal of and accrued and unpaid interest on the Note, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Note and the due and punctual performance of all of the covenants and conditions of the Note to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part.
ARTICLE XIV

GUARANTY AND SECURITY
Section 1.1Guaranty Agreement.
The holder of the Note shall benefit from the separate guarantee of the Note, as reflected in the Guaranty Agreement dated as of the Closing Date, as it may be amended from time to time in accordance with Article VII of this Note, by and between the Guarantor and the Agent.
Section 1.2Share Charge Agreement.
The holder of the Note shall benefit from a share charge granted pursuant to the Share Charge Agreement dated as of the Closing Date, as it may be amended from time to time in accordance with Article VII of this Note. The share charge may be released on the terms and subject to the conditions set forth in the Share Charge Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on December 13, 2023.
MYND.AI, INC.
By: /s/ Simon Leung
Name: Simon Leung
Title: Chairman

EXHBIT 1

Form of Notice of Conversion

[FORM OF NOTICE OF CONVERSION]
To:    Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Mynd.ai, Inc. Administrator
The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into Ordinary Shares in accordance with the terms of this Note, and directs that any Ordinary Shares or ADSs issuable and deliverable upon such conversion, together with any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in this Note.
Dated: _____________________

Signature(s)

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $______,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

EXHBIT 2

PROVISIONS GOVERNING NOTEHOLDER MEETINGS

1.Poll

On a poll, each holders of the Notes, proxy or representative will have a vote in respect of each US$1 in principal amount of Notes held or for which it is a proxy or representative. All votes will be conducted by poll.

2.Proxies

(a).Any holder of the Note shall be permitted to appoint a proxy to represent him at any meeting of holders of the Notes. A proxy need not be a holder of the Note and need not be a member of the Company. Any holder of the Note wishing to appoint a proxy must deliver to the specified office of the Company a notice in writing signed by the holder of the Note or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorized officer of the corporation stating that the holder of the Note desires to appoint a proxy to represent the holder of the Note at the meeting. The notice shall state the name of the proxy and the notice will only be valid if delivered to the specified office of the Company at least 48 hours prior to the time appointed for the commencement of the meeting. A validly appointed proxy shall have the right to vote on a resolution or act on his or its behalf in connection with any meeting or proposed meeting. A holder of a Note which is a corporation may, by delivering to the specified office of the Company not later than 48 hours before the time fixed for any meeting a resolution of its directors or other governing body in English, authorize any person to act as its representative (a “representative”) in connection with any meeting or proposed meeting of holders of the Notes.
(b). A proxy or representative so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with any meeting or proposed meeting of holders of the Notes specified in such appointment, to be the holder of the Notes to which such appointment relates and the holder of the Notes shall be deemed for such purposes not to be the holder.
3.Adjournments
(a).If within a quarter of an hour after the time appointed for any meeting of holders of the Notes a quorum as set out in paragraph 2 above is not present, the meeting shall stand adjourned to such day (not being less than 14 or more than 28 days after the date of the meeting from which such adjournment takes place) and time and place as the chairman of the meeting may determine and at the adjourned meeting the holders present (whatever the amount held or represented by them) shall form a quorum. Notice of an adjourned meeting shall be given in like manner as for the original meeting and such notice shall state that the holders of the Notes present at such meeting whatever their number or the Notes held or represented by them will constitute a quorum for all purposes.
(b). The chairman of the meeting may with the consent of (and shall if directed by) a meeting adjourn the meeting from time to time and from place to place but no business shall be transacted at an adjourned meeting which may not lawfully have been transacted at the meeting from which the adjournment took place.

(c).The chairman shall be selected by the Company, failing which the Majority Noteholders (on behalf of all Noteholders) shall be entitled to elect a chairman (who need not be a Noteholder).
(d).Holders of the Notes, proxies and representatives shall be entitled to attend and vote at any meeting of holders of the Notes.
(e).The following persons shall be entitled to attend any meeting of the holders of the Notes:
(i).representatives of the Company; and
(ii).the Company’s legal and financial advisers.
4.Written Resolutions

A resolution in writing signed by or on behalf of the Majority Noteholders or Required Noteholders (as applicable) who for the time being are entitled to receive notice of a meeting in accordance with these provisions shall for all purposes be as valid as a resolution passed at a meeting of holders of Notes convened and held in accordance with these provisions. Such resolution in writing may be in one document or several documents in like form each signed by or on behalf of one or more of holders of Notes.

Schedule 1

Existing Working Capital Facilities

Lender(s)	Borrower(s)	Total commitment amount of the facility	Estimated Outstanding Amount on the Closing Date
BANK OF AMERICA, N.A.	PROMETHEAN INC. PROMETHEAN LIMITED	$74,000,000	Approximately $36,000,000